EX-23(i)
                               Opinion of Counsel

                     THE LAW OFFICES OF DAVID D. JONES, P.C.
                              518 Kimberton, # 134
                             Phoenixville, PA 19460
                             (610) 718-5381 (phone)
                           (610) 718-5391 (facsimile)
                          davidjones@enter.net (e-mail)



StockCar Stocks Mutual Fund, Inc.                             June 8, 1999
256 Raceway Drive, Suite 11
Mooresville, NC  28115

Dear Sirs:

As counsel to StockCar Stocks Mutual Fund, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, I have been asked to render my opinion with respect to the issuance of an indefinite number of shares of beneficial interest of the Company (the "Shares") representing proportionate interests in the StockCar Stocks Index Fund (the "Fund"). The Shares of the Fund are a series of the Company consisting of two classes of shares, the No-Load Direct Class, and the Advisor Class, all as more fully described in the Prospectus and Statement of Additional Information contained in the Registration Statement on Form N-1A, to which this opinion is an exhibit, and to which I have given my consent that this opinion be included, as filed with the Securities and Exchange Commission.

I have examined the Company's Articles of Incorporation, dated May 18, 1998, the Prospectus and Statement of Additional Information contained in the Registration Statement, and such other documents, records and certificates as deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid, and non-assessable by the Company.


Very Truly Yours,

David D. Jones
Attorney & Counselor at Law
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